UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 21, 2006
Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-32693 (Commission File Number)	54-2091194 (IRS Employer Identification No.)

400 W. Illinois, Suite 800 Midland, Texas (Address of principal executive offices)	79701 (Zip Code)
Registrant’s telephone number, including area code: (432) 620-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
     Basic Energy Services, Inc. announced today that James J. Carter, Basic’s Executive Vice President and Secretary, will retire and resign effective April 30, 2006. Mr. Carter has served as Basic’s Executive Vice President since January 2005, served as Basic’s Chief Financial Officer from December 2000 until January 2005, and has spent over 24 years in the well services industry.
     Kenneth V. Huseman, Basic’s President and Chief Executive Officer, said: “Jim has played a key role in the growth of the company over the last five years initially as CFO and more recently leading the corporate development function. We have been anticipating Jim’s retirement for about two years and have planned the transition of his current responsibilities to Roe Patterson, recently appointed Vice President, Corporate Development. All of us at Basic Energy Services thank Jim for his contribution to the company and wish him well in his retirement.”
     In connection with Mr. Carter’s announced retirement, Mr. Carter exercised all of his vested options to acquire 148,720 shares of common stock on March 21, 2006 in a “cashless” exercise approved by the Compensation Committee of the Board in accordance with Basic’s Second Amended and Restated 2003 Incentive Plan. Pursuant to this exercise, Mr. Carter surrendered to Basic an aggregate of 68,118 shares of common stock in lieu of paying the exercise price and applicable withholding taxes, and received net of this amount an aggregate of 80,602 shares of common stock.
     Pursuant to General Instruction B.2 of Form 8-K and Securities and Exchange Commission Release No. 33-8176, the foregoing information is not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, but is instead furnished for purposes of that instruction.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.
Date: March 23, 2006	By:	/s/ Alan Krenek
Alan Krenek
Vice President and Chief Financial Officer

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